UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CEVA, Inc.
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CEVA, INC.

1943 Landings Drive

Mountain View, California 94043

Notice of Annual Meeting of Stockholders

to be held on May 20, 2015

To the stockholders of CEVA, Inc.:

The annual meeting of stockholders of CEVA, Inc., a Delaware corporation, will be held on Wednesday, May 20, 2015, at 8:30 a.m., local time, at The Intercontinental Times Square, 300 West 44th Street, New York City, New York for the purpose of considering and voting upon the following matters:

1.	To elect eight directors, as specifically set forth in the attached proxy statement, to serve until the 2016 annual meeting of stockholders or until their successors are elected and qualified;

2.	To approve an amendment and restatement of the 2002 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,150,000 shares to 2,500,000 shares;

3.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2015;

4.	Advisory vote to approve named executive officer compensation; and

5.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors presently has no knowledge of any other business to be transacted at the annual meeting.

The foregoing items of business are more fully described in the attached proxy statement.

On or about April 9, 2015, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record on March 23, 2015. The notice will contain instructions on how to vote your shares and how to access an electronic copy of our proxy materials, including this proxy statement and our annual report to stockholders which contains our 2014 consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on March 23, 2015 are entitled to receive the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2014 annual report and to vote at the annual meeting.

We urge you to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible and refer to the specific instructions for voting on the Notice of Internet Availability of Proxy Materials.

By order of the board of directors,

/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 9, 2015

Mountain View, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2014 annual report are available at HTTP://materials.proxyvote.com/157210.

CEVA, INC.

Proxy Statement

For the Annual Meeting of Stockholders

to be held on May 20, 2015

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Wednesday, May 20, 2015, at 8:30 a.m., local time, at The Intercontinental Times Square, 300 West 44th Street, New York City, New York, including any postponements or adjournments thereof.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form and our 2014 annual report to stockholders will be made available on or about April 9, 2015 to our stockholders of record on March 23, 2015 at HTTP://materials.proxyvote.com/157210. Paper copies of the proxy materials may be obtained by following the instructions on the Notice of Internet Availability of Proxy Materials. The 2014 annual report incorporates our annual report on Form 10-K for 2014, including financial statements and financial statement schedules, but excluding exhibits, as filed with the Securities and Exchange Commission (the “SEC”). We will provide copies of the exhibits to our annual report on Form 10-K upon the written request of any of our stockholders as of the record date for the annual meeting and payment of a fee which fee shall be limited to our reasonable expenses in providing such exhibits. Please address your request to CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043, Attention: Corporate Secretary. Our annual report on Form 10-K, and the exhibits thereto, as well as our other filings with the SEC may be accessed, free of charge, at our website, www.ceva-dsp.com and on the SEC’s website at www.sec.gov, as soon as practicable after filing. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the SEC, we may furnish our proxy materials to our stockholders over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability of Proxy Materials has the right to vote on all matters presented at the annual meeting. Our stockholders will not receive a printed copy of the proxy materials unless requested. Instead, the Notice of Internet Availability of Proxy Materials will provide instructions as to how a stockholder may access and review a copy of our proxy materials on the Internet, including this proxy statement and our 2014 annual report. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if a stockholder would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If a stockholder shares an address with another stockholder and has received only one Notice of Internet Availability of Proxy Materials, such stockholder may write to us at the following address to request a separate copy of these materials at no cost to such stockholder: CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043, Attention: Corporate Secretary. Beneficial owners (i.e. holders of our common stock through a broker dealer, not in their own names) may contact their broker or other nominee to request a separate copy of these materials.

Voting of Proxies

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards.

Voting by Telephone or the Internet. A stockholder may vote his, her or its shares by calling the toll-free number indicated on the Notice of Internet Availability of Proxy Materials and following the recorded instructions or by accessing the website indicated on the Notice of Internet Availability of Proxy Materials and following the instructions provided. When a stockholder votes via the Internet or by telephone, his, her or its vote is recorded immediately. We encourage stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder of record may vote his, her or its shares in person at the annual meeting. A stockholder planning to attend the annual meeting should bring proof of identification for entrance to the annual meeting. If a stockholder of record attends the annual meeting, he, she or it may also submit his, her or its vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to vote in person at the annual meeting.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If the shares of common stock are held in your name, you may revoke your proxy (1) by filing with our corporate secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or should be sent to CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043, Attention: Corporate Secretary. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to revoke your proxy.

If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors.

If a stockholder indicates on a proxy that the shares should be voted “FOR” approval of the matters presented at the annual meeting, the proxy holders will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn or postpone the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder expressly withholds authorization for the proxies to use their discretion. Gideon Wertheizer and Yaniv Arieli have been selected as proxy holders by our board of directors and currently serve as our executive officers, and Mr. Wertheizer is also a member of our board of directors.

Stockholders Entitled to Vote

Our board of directors has fixed March 23, 2015 as the record date for determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On March 23, 2015, there were 20,604,619 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Quorum; Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock held by stockholders present in person or represented by proxy, including shares held by stockholders that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting. An automated system administered by Broadridge Financial Solutions Inc. will tabulate votes cast by proxy and a representative from Broadridge will act as inspector of elections to tabulate votes cast in person at the annual meeting.

Under the General Corporation Law of the State of Delaware, abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because such broker or nominee does not have the discretionary voting authority to vote the shares for which it is the holder of record with respect to a particular matter at the annual meeting and such broker or nominee has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. Pursuant to New York Stock Exchange (“NYSE”) Rule 452, the uncontested election of directors (Proposal No. 1) is a non-routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in relation to Proposal No. 1 at the brokers’ discretion.

With respect to proposal 1 of this proxy statement, each director nominee will be elected by a plurality of the votes of shares of our common stock represented and voted at the annual meeting. Nevertheless, our bylaws specify that in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election shall promptly tender his resignation following the vote. “Abstentions” will not count as a vote cast with respect to a director nominee. The nomination and corporate governance committee of our board of directors will consider the resignation offered by a director nominee who receives a greater number of votes “withheld” from his election than votes “for” his election and recommend to our board whether to accept the resignation offer. Our board will disclose its determination within ninety days from the date of the certification of the stockholder vote for the relevant annual meeting.

With respect to proposals 2 and 3 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. With respect to proposal 4 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. Abstentions will have no effect on the outcome of the election of the director nominees and will have the same effect as “no” votes on proposals 2, 3 and 4. Broker “non-votes” will have no effect on the proposals presented at this annual meeting.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the company may also solicit proxies in person or by telephone, letter, electronic mail, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 5, 2015, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our “named executive officers,” as described in the 2014 Summary Compensation Table below, (c) each of our director and director nominee, and (d) our directors and executive officers as a group. The address of each of our directors and named executive officers is c/o CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the shares of common stock. The percentages are based on 20,563,580 shares of our common stock outstanding as of March 5, 2015. Shares of our common stock of common stock subject to options currently exercisable or exercisable within 60 days of March 5, 2015 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	shares of our common stock Beneficially Owned		Options Included in shares of our common stock Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number
Rima Senvest Management, LLC (1)	3,153,368	15.3%	—
BlackRock, Inc. (2)	1,948,913	9.5%	—
The Vanguard Group, Inc. (3)	1,478,944	7.2%	—
AWM Investment Company, Inc (4)	1,275,449	6.2%	—

Directors and Executive Officers
Eliyahu Ayalon	39,000	*	39,000
Zvi Limon	29,250	*	29,250
Bruce A. Mann	97,500	*	97,500
Peter McManamon	379,562	1.8%	126,000
Sven-Christer Nilsson	48,750	*	48,750
Louis Silver	71,500	*	71,500
Dan Tocatly	19,500	*	19,500
Gideon Wertheizer	136,464	*	133,332
Yaniv Arieli	180,727	*	175,256
Issachar Ohana	93,286	*	87,180
All directors and executive officers as a group (10 persons)	1,095,539	5.1%	827,268

*	Represents less than 1% of the outstanding shares of common stock.
(1)

Rima Senvest Management, LLC (“Rima”) and Richard Mashaal jointly filed a Schedule 13G/A with the Securities and Exchange Commission on February 17, 2015, reporting beneficial ownership by Rima of 2,237,233 shares, and by Mr. Mashaal of 3,153,368 shares, of our common stock as of December 31, 2014. The information contained in this table is derived from such filing. The address of the reporting persons is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(2)	BlackRock, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on January 15, 2015, reporting beneficial ownership of 1,948,913 shares of our common stock as of December 31, 2014. The information contained in this table is derived from such filing. The address of the reporting person is 55 East 52nd Street, New York, NY 10022.
(3)	The Vanguard Group, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on February 10, 2015, reporting beneficial ownership of 1,478,944 shares of our common stock as of December 31, 2014. The information contained in this table is derived from such filing. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	AWM Investment Company, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on February 4, 2015, reporting beneficial ownership of 1,275,449 shares of our common stock as of December 31, 2014. The address of the reporting person is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2014.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by security holders
CEVA Amended and Restated 2003 Director Stock Option Plan	554,000	19.44	135,000
CEVA 2002 Stock Incentive Plan (1)	715,007	19.20	—
CEVA 2000 Stock Incentive Plan (2)	490,717	9.73	—
CEVA 2011 Stock Incentive Plan (3)	1,443,656	16.44	737,355
SAR Grants to RivieraWaves Employees (4)	113,000	15.17	—
CEVA 2002 Employee Stock Purchase Plan	n/a	n/a	86,970
Total	3,316,380	$16.50	959,325

(1)	The CEVA 2002 Stock Incentive Plan (the “2002 Plan”) was terminated and replaced and superseded by the CEVA 2011 Stock Incentive Plan (the “2011 Plan”) upon its adoption, except that any awards previously granted under the 2002 Plan shall remain in effect pursuant to their term.
(2)	The CEVA 2000 Stock Incentive Plan expired in July 2010.
(3)	Up to 1,100,000 shares of common stock plus the number of shares that remain available for grant of awards under the 2002 Plan and any shares that would otherwise return to the 2002 Plan as a result of forfeiture, termination or expiration of awards previously granted under the 2002 Plan are authorized for grant under the 2011 Plan.
(4)	On July 7, 2014, we issued a total of 113,000 stock appreciation rights (SARs) to 27 employees who joined us in connection with our acquisition of RivieraWaves SAS. The SARs were granted as an inducement of employment with us for such 27 employees in accordance with NASDAQ Listing Rule 5635(c)(4).

PROPOSAL 1—ELECTION OF EIGHT DIRECTORS

Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the eight nominees named below, all of whom are currently directors of CEVA. Each director will be elected to hold office until the 2016 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

The following table sets forth certain information with respect to our directors as of March 5, 2015:

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Eliyahu Ayalon	72	1999	Mr. Ayalon served as chairman of our board of directors from November 2002 to February 2004 and has served as a member of our board of directors since November 1999. Mr. Ayalon also served as our chief executive officer from November 1999 to January 2001. He currently is the chief executive officer of E.E. Ayalon Assets Ltd. Mr. Ayalon served as President and chief executive officer of DSP Group, Inc., a NASDAQ-listed fabless semiconductor company, from April 1996 until April 2005 and from January 2007 to July 2009. Mr. Ayalon also served as a member of the board of directors of DSP Group from April 1996 to May 2013. Mr. Ayalon is a director of Shahal Telemedicine Ltd., a company listed on the Swiss Stock Exchange, since October 2013, and also a member of the board of governors of Technion—Israel Institute of Technology. We believe Mr. Ayalon’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, his deep understanding of our company acquired during the 10 plus years of service on our board and his board experience at public and private companies within the semiconductor industry.

Zvi Limon (1)(2)(3)	56	1999	Mr. Limon has served as a member of our board of directors since November 1999. Since 1999, Mr. Limon has been a general partner at Magma Venture Capital, a consulting and investment advisory firm. Since 2006, Mr. Limon also has been a general partner of Rimon Investment Fund, a consulting and investment advisory firm. He served as chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. Mr. Limon was a director of DSP Group from 1999 to 2013, Tefron Ltd, a Tel-Aviv Stock Exchange-listed apparel company, from 2008 to 2013, and various private companies. We believe Mr. Limon’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, his understanding of our company acquired during the 10 plus years of service on our board and his board and experience at public and private companies.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Bruce A. Mann	80	2001	Mr. Mann has served as a member of our board of directors since April 2001. Mr. Mann was a partner of Morrison & Foerster LLP from 1987 to 2014 and is now a senior of counsel at the firm. He was a Senior Managing Director of WR Hambrecht & Co., an investment banking firm, from 1999 to 2003. We believe Mr. Mann’s qualifications to sit on our board include his expertise in legal matters acquired during his 40 plus years of professional services, his ability to bring risk assessment, corporate governance and public company expertise to our board and his extensive legal representation of companies in the high technology and semiconductor industries.

Peter McManamon	66	2003	Mr. McManamon has served as a member of our board of directors since April 2003 and has served as chairman of our board since May 2005. He is a business advisor with the Enterprise Ireland funded, Stanford University program entitled “Strategic Leadership for CFOs.” Mr. McManamon served as chief financial officer of Parthus Technologies plc from 1993 until March 2001, executive vice president of corporate development of Parthus Technologies plc from March 2001 until November 2002, a member of the board of directors of Parthus Technologies plc from 1993 until November 2002, and was one of the co-founders of Parthus Technologies plc. From May 2005 to August 2011, Mr. McManamon served as a venture partner of Atlantic Bridge Ventures, an investment company. In September 2011, he was appointed chairman of Atlantic Bridge Ventures. In December 2012, he completed his second five year term as a board member of The National Development Finance Agency, and as a member of the Audit Committee of the National Treasury Management Agency, appointments made by the Irish Government. He also serves as a director of Openmind Networks, Ltd., a provider of SMS and MMS router solutions for mobile and wholesale operators. We believe Mr. McManamon’s qualifications to sit on our board include his qualification as a Chartered Director, his extensive knowledge of our company, products, and strategies through his early involvement with Parthus Technologies, his financial expertise, and his executive management and corporate strategy skills.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Sven-Christer Nilsson (1)(2)(3)	67	2002	Mr. Nilsson has served as a member of our board of directors since November 2002. He served as a member of the board of directors of Parthus Technologies plc from March 2000 until November 2002. Mr. Nilsson has been the Chief Executive Officer of RIPASSO AB since August 1999. Between 1982 and 1999 he held various positions with The Ericsson Group, the telecommunications equipment supplier, including president, Ericsson Radio Systems (Sweden), vice president, Mobile Switching Systems, executive vice president, Cellular Systems-American Standards, and, from 1998, President and Chief Executive Officer. Mr. Nilsson also served as a director of ASSA Abloy AB, a global locks and security corporation, and Sprint Nextel Corporation, a telecommunications company, as well as various private companies. We believe Mr. Nilsson’s qualifications to sit on our board include his executive management roles at The Ericsson Group and his directorship at Sprint Nextel Corporation, as well as his extensive knowledge of our sales channels, competitors, and end markets.

Louis Silver (1)(2)(4)	61	2002	Mr. Silver has served as a member of our board of directors since April 2002. He is a principal of RP Capital Group, an alternative investment firm focused on investment opportunities in EEMEA and has served as an advisor to RP Capital Group since April 2005. From January 2005 until January 2006, he acted as a private banking consultant. From August 2002 until April 2005, he acted as a legal and business development advisor to companies and individuals. From September 1996 until June 2002, he served as an advisor and counsel to Discount Bank & Trust Company. Mr. Silver was a director of DSP Group until May 2012, and director of Scopus Video Networks Ltd., a former NASDAQ-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his financial expertise, his years of experience providing strategic and investment advisory services to companies and his public company experience by previously being a board member of DSP Group, another NASDAQ-listed semiconductor company.

Dan Tocatly (4)	55	2004	Mr. Tocatly has served as a member of our board of directors since February 2004. Mr. Tocatly has served as Co-Chairman of FMR Computers & Software LTD., a software solutions company, since January 2002. From September 2006 to April 2010, Mr. Tocatly was a general partner of Rimon Investment Fund, a consulting and investment advisory firm. Mr. Tocatly served as a principal at Limon Holdings Ltd., a consulting and investment advisory firm, from August 1996 to September 2001. We believe Mr. Tocatly’s qualifications to sit on our board include his financial expertise, his understanding of our company acquired during the 10 plus years of service on our board and his years of experience providing strategic and investment advisory services to companies.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Gideon Wertheizer	58	2010	Mr. Wertheizer has served as a member of our board of directors since January 2010. He has held the position of our Chief Executive Officer since May 2005. Mr. Wertheizer has 30 years of experience in the semiconductor and Silicon Intellectual Property (SIP) industries. He previously served as our executive vice president and general manager of the DSP business unit. Prior to joining us in November 2002, Mr. Wertheizer held various executive positions at DSP Group, Inc., including such roles as executive vice president—strategic business development, vice president for marketing and vice president of VLSI design. Mr. Wertheizer holds a BsC for electrical engineering from Ben Gurion University in Israel and executive MBA from Bradford University in the United Kingdom. We believe Mr. Wertheizer’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, as well as his deep understanding of our company, people and products acquired as our Chief Executive Officer.

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nomination and corporate governance committee.
(4)	Member of the investment committee.

CORPORATE GOVERNANCE

Corporate Governance Overview

Our board of directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as the best practices.

Our corporate governance program features the following:

•	We have an independent chairman of the board;

•	All of our directors, other than our CEO, are independent;

•	All of our board members are up for election annually;

•	We have no stockholder rights plan in place;

•

Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

•	Our board generally has an executive session among our non-employee and independent directors after every board meeting;

•	Our board enjoys unrestricted access to the company’s management, employees and professional advisers;

•	We have a code of business conduct and ethics that is reviewed regularly for best practices and is posted on our website for review;

•	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

•	Our charter documents have no supermajority voting provisions;

•	Our insider trading policy prohibits hedging, pledging or shorting of our stock by all executive officers and directors without written approval by the compliance officer;

•	None of our board members is serving on an excessive number of public company boards;

•	We have established a stock ownership requirement for our directors to ensure that their interests remain aligned with the interests of the company and our stockholders;

•	There are no family relationships among any of our directors or executive officers;

•	Our board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations; and

•

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares.

Board Leadership Structure

Our board of directors has a chairman who is a non-employee director. Our chairman is responsible for chairing board meetings and meetings of stockholders, assisting management in setting the agendas for board meetings, providing information to the board members in advance of meetings and between meetings and providing guidance to our Chief Executive Officer on corporate strategies. Our Chief Executive Officer joined as a member of our board in January 2010. Our Chief Executive Officer is responsible for implementing the strategic direction of the company and the day to day leadership and performance of the company. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day to day leadership of the company and intimate knowledge of our business and operations.

The Board’s Role in Risk Oversight

Our board of directors utilizes an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans to deal with business risks and determination of what constitutes an appropriate level of risk for the company. While our board has risk oversight responsibility, management is responsible for assessing and managing material risk exposures. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial risks, including internal controls and oversight of management’s maintenance of the corporate risk register, are overseen by the audit committee. Risks that may be implicated by our executive compensation programs are overseen by the compensation committee and from time to time by the nomination and corporate governance committee. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Director Independence

Our board of directors has determined that all members of the board, except Mr. Wertheizer, who is our Chief Executive Officer, are independent pursuant to the NASDAQ listing rules. In making this determination, our board of directors considered transactions and relationships between each director or his immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Transactions with Related Parties.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our directors, except Mr. Wertheizer, who is our Chief Executive Officer, are independent under the standards set forth by the NASDAQ listing rules.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings

Our board of directors met seven times in meetings or telephonically during 2014. All directors attended at least 75% of the meetings of our board of directors, including meetings of the committees of the board, during the period that they served on our board of directors, except for Mr. Tocatly who missed two board meetings for medical reasons. Since joining the board in 2004, Mr. Tocatly has missed only four board meetings, inclusive of the two missed in 2014. It is the policy of our board that the independent directors shall meet separately with no members of management present in executive sessions on a routine basis, but no less than twice annually, to review and discuss, among other things, the company’s strategy, performance and management effectiveness.

Board Committees

Our board of directors has an audit, compensation, and nomination and corporate governance committee—each of which operates under a charter that has been approved by the board. Current copies of each of the audit, compensation and nomination and corporate governance committee’s charters are posted on the corporate governance section of our website, www.ceva-dsp.com.

The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CEVA and audits of the financial statements of CEVA. The members of the audit committee are Zvi Limon, Sven-Christer Nilsson and Louis Silver. Mr. Silver serves as the chairman of the audit committee. Mr. Nilsson has been determined as the audit committee financial expert. The audit committee met six times in meetings or telephonically during 2014. All of the members of the audit committee are independent as defined by the NASDAQ listing standards and as defined under the independence requirements of Rule 10A-3 under the Exchange Act.

The primary purposes of the compensation committee are to discharge the responsibilities of the board of directors relating to compensation of CEVA’s executive officers, to make recommendations with respect to new incentive compensation and equity-based plans and to make recommendations regarding director compensation and administration of CEVA’s equity compensation plans. The members of the compensation committee are Zvi Limon, Louis Silver and Sven-Christer Nilsson. Mr. Limon serves as the chairman of the compensation committee. The compensation committee met six times in meetings or telephonically in 2014 and acted once by unanimous written consent. All of the members of the compensation committee are independent as defined by the NASDAQ listing standards.

The primary purpose of the nomination and corporate governance committee is to recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders; develop and recommend to the board of directors a set of corporate governance principles applicable to CEVA and to oversee the evaluation of the board of directors and management. The members of the nomination and corporate governance committee are Zvi Limon and Sven-Christer Nilsson. Mr. Nilsson serves as the chairman of the committee. The nomination and corporate governance committee did not meet during 2014 as only continuing directors were up for re-election at the 2014 annual meeting of stockholders. All members of the nomination and corporate governance committee are independent, as defined by the NASDAQ listing standards.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent auditors and management; and

•	preparing the audit committee report required by SEC rules.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Nilsson qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he was the Chief Executive Officer and President of The Ericsson Group, and in those capacities had acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert. Furthermore, each member of our audit committee has demonstrated that he is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the compensation of the executive officers, including the Chief Executive Officer;

•	reviewing and making recommendations to the board with respect to our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	administering CEVA’s equity incentive plans.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee’s responsibilities include identifying individuals qualified to become board members and recommending to the board the persons to be nominated for election as directors and to each of the board’s committees. The committee assists the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics, and corporate guidelines and making recommendations to the board of revisions to the code and the guidelines from time to time as appropriate.

Director Annual Evaluation

It is important to the company that the board and its committees are performing effectively and in the best interest of the company and its stockholders. The board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair of the nomination and corporate governance committee then follows up on this feedback and takes such further action as he deems appropriate.

Director Candidates

The process to be followed by the nomination and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nomination and corporate governance committee only considers candidates who have demonstrated executive experience, have experience in an applicable industry, or significant high level experience in accounting, legal or an applicable technical field. Other criteria will include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nomination and corporate governance committee has adopted a policy of accepting recommendations from stockholders for consideration as potential director candidates. Stockholders who wish to submit a recommendation for potential director candidate for consideration should follow the procedures set forth under “Stockholder Proposals for 2016 annual meeting and Nominations of Persons for Election to the Board of Directors.” Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nomination and corporate governance committee or the board, by following the procedures set forth under “Stockholder Proposals for 2016 annual meeting and Nominations of Persons for Election to the Board of Directors.”

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Director Diversity

Our board of directors does not have a formal policy requiring the nomination and corporate governance committee to consider the diversity of directors in its nomination process. Nonetheless, our board values diversity and diversity is one of the factors considered by our nomination and corporate governance committee in the director identification and nomination process. The nomination and corporate governance committee seeks nominees with a broad diversity of experience, professions, education, skills, geographic representation and backgrounds. However, the committee seeks to have a slate of candidates for election that represents a diverse set of views, experiences, and backgrounds.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nomination and corporate governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nomination and corporate governance committee or the corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics. This code applies to all of our employees and is posted on the corporate governance section of our website at www.ceva-dsp.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, NASDAQ rules applicable to issuers listed on the NASDAQ Market and the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our website.

Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, as well as any other complaints, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, as well as any other complaints.

Director Attendance at Stockholder Meetings

We have adopted a guideline providing that, in light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. All directors attended the 2014 annual meeting of stockholders in person.

Transactions with Related Parties

One of our directors, Bruce Mann, was a senior partner of Morrison & Foerster LLP, our outside legal counsel, in 2014. Aggregate fees paid to Morrison & Foerster LLP for the year ended December 31, 2014 were approximately $275,000. Beginning in January 2015, Mr. Mann became a senior counsel at Morrison & Foerster LLP, and therefore the company’s engagement of Morrison & Foerster LLP as its outside legal counsel will no longer be deemed a related party transaction starting in 2015.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the charter of the audit committee. Pursuant to this policy, our audit committee must review and approve any such transactions.

Legal Proceedings

To our knowledge, no material proceedings exist to which any director, officer or affiliate of CEVA, any owner of record or beneficially of more than 5% of any class of voting securities of CEVA, or any associate of any such director, officer, affiliate of CEVA, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, during 2014, all filings required to be made by our reporting persons in accordance with the requirements of the Exchange Act were made.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

Corporate Governance Guidelines

Our board of directors adopted a set of corporate governance guidelines which set forth the practices our board follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board. The guidelines are posted on the IR section of our web site at www.ceva-dsp.com.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. The compensation committee, which establishes our compensation policy, seeks to achieve the following three broad goals in connection with our executive compensation program:

•	enable CEVA to attract and retain qualified executive officers;

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create a performance-oriented environment by rewarding executive officers for the achievement of CEVA’s business objectives and/or achievement of an individual executive officers’ particular area of responsibility; and

•

provide executive officers with equity incentives in CEVA so as to link a portion of an executive officer’s compensation with the financial performance of the company as reflected in CEVA’s common stock.

We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. We further believe that our executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish our overall compensation strategy, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non-executive officers and other key employees each fiscal year; and administer our incentive compensation and benefit plans, 401(k) plan, and equity incentive and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Messrs. Limon, Silver and Nilsson were the members of the compensation committee in 2014 with Mr. Limon as chair.

Executive Compensation Practices at a Glance

What We Do	What We Do Not Do
New in 2015—Pay for Performance under Our Executive Bonus Plans: We link pay to performance and stockholder interests by establishing annual executive bonus plans for our executive officers based solely on financial metrics and strategic performance goals established in advance by the compensation committee.	No “Single Trigger” Severance Payments or Golden Parachute Arrangements: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event. We do not have any golden parachute arrangements.

Capped Incentives under Our Annual Executive Bonus Plans. Our annual executive bonus plans are capped for our executive officers that is tied to their base salary for the relevant year.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual executive bonus plan.

What We Do	What We Do Not Do
Equity Awards Generally Four-Year Vesting. All of our past equity award grants to our executive officers are subject to a four year vesting schedule.	No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.

Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management.	No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our executive officers that are not generally provided to all of our employees.

Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive experience.	No Tax Gross-Ups: We do not provide tax gross-ups.

Independent Compensation Advisor: Our compensation committee has the authority to select and engage its own independent advisor.	No Hedging or Pledging in Company Securities: Our executive officers and directors are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities without written approval by the compliance officer under our insider trading policy.

No Re-Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without stockholder approval.

Role of Chief Executive Officer in Compensation Decisions

In its annual review of each executive officer’s total compensation, the compensation committee takes into consideration the assessment of the performance of each executive officer by Mr. Wertheizer, our Chief Executive Officer (other than his own performance, which is reviewed solely by the compensation committee), their accomplishments, and individual and corporate performance of each such executive officer, including Mr. Wertheizer’s recommendation with respect to salary adjustments and annual equity award amounts. Mr. Wertheizer’s recommendations are generally approved by the compensation committee.

Role of Compensation Consultants in Compensation Decisions

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. No compensation consultant was engaged to assist in the review of our executive officers’ compensation for 2014.

In October 2014, the compensation committee engaged a compensation consultant, Compensia, Inc., to perform a full peer group and compensation review in relation to our executive officers’ compensation for 2015. Compensia provided to the compensation committee an analysis of the relevant market and peer group data, as well as compensation program approaches for consideration in the committee’s deliberation of compensation decisions for our executive officers in 2015. Compensia’s analysis compared each element of total compensation against a peer group of publicly-traded companies. In consideration of Compensia’s review, the committee modified the company’s peer group to better reflect companies in similar industries or geographies, and with similar financial metrics as us. The compensation committee also approved executive officer compensation for 2015 taking into consideration Compensia’s recommendations, and market and peer group data.

Compensation Consultant Independence

To ensure independence, the compensation committee directly engaged Compensia to provide information to assist the committee in determining the total compensation program for its executive officers and Board members for 2015. After consideration of several factors relating to the independence of Compensia, including those guidelines set forth in the NASDAQ listing standards, the compensation committee determined that Compensia is independent.

2014 “Say on Pay” Advisory Vote on Executive Compensation

Our stockholders provide an advisory vote annually on executive compensation. At our 2014 annual meeting of stockholders, over 70% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. In consideration of the vote results, the compensation committee directly engaged Compensia to perform a full peer group and compensation review of the total compensation package for its executive officers for 2015 and made significant changes to the 2015 executive bonus plan for the Chief Executive Officer and the Chief Financial Officer to emphasize financial metrics. We believe the modifications to our executive officers’ compensation package for 2015 described in this section have enhanced our executive compensation policies to the benefit of our stockholders and that the 2015 executive compensation package even better align our senior management team with the interests of our stockholders.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, annual cash award payable pursuant to a performance-based bonus plan and long-term equity incentive compensation consisting of grants of stock options and stock appreciation rights (“SARs”).

Base Salary. The base salaries of our executive officers are reviewed annually and are set by the compensation committee. Base salaries for executive officers, including the Chief Executive Officer, are generally determined on an individual basis by evaluating (i) the executive’s scope of responsibility and changes in job responsibility, performance, prior employment experience and salary history; (ii) our financial performance, including changes in our revenues and profits, during the year; (iii) competitive market conditions for executive compensation; and (iv) internal consistency within our salary structure. The base salaries of Messrs. Wertheizer and Arieli are denominated in New Israeli Shekel (NIS) in consideration that both executive officers reside in Israel. Mr. Ohana’s base salary is denominated in U.S. dollars, as he resides in the U.S. Based on input from Compensia and after consideration that there were no base salary increases in 2014, the compensation committee approved an increase to the annual base salaries of Messrs. Wertheizer, Arieli and Ohana, effective as of January 1, 2015, to U.S.$375,000 (to be translated to NIS), U.S.$250,000 (to be translated to NIS) and U.S.$281,400, respectively.

Annual Cash Award. The compensation committee believes that an annual performance-based cash award component for compensation to supplement base salaries of executive officers provides an important incentive to the achievement of corporate goals.

2014 Executive Bonus Plan Scheme

The compensation committee established a 2014 Executive Bonus Plan for Messrs. Wertheizer and Arieli, effective January 1, 2014 to December 31, 2014. Using quantitative and qualitative measures, the compensation committee considered metrics for the plan which were instrumental for the company’s sustainable future growth and enhancement of stockholder value. These metrics were determined 50% by financial goals and 50% by individual strategic performance goals. It is the compensation committee’s belief that the ultimate success of an IP company like CEVA is dependent on the creation of a sustainable and growing stream of royalty revenue which can only be achieved by growing, diversifying and maintaining the company’s licensee base and market reach.

2014 Executive Bonus Plan—50% Based on Financial Performance Targets:

Weighting	Financial Performance Target	Threshold for Receipt of Bonus	Linear Calculation from 90% to 110% of Target	Actual Results above 110% of Target
75%	Licensing and related revenue target of $28 million	90% of licensing and related revenue target of $28 million	For both financial targets, linear percentage increase from 90% to 110%. For example, if CEVA achieves 95% of the 2014 royalty revenue target, 95% of the bonus amount, which is subject to a 25% weighting, would be payable	If CEVA’s actual financial performance exceeds 110% of either goal, the compensation committee has the discretion to pay an additional discretionary bonus to be determined solely by the compensation committee
25%	Royalty revenue target of $21.4 million	90% of royalty revenue target of $21.4 million

Both of the above targets were based on the company’s internal 2014 budget approved by our board of directors, which budget was updated to reflect the company’s acquisition of RivieraWaves SAS in July 2014.

The other fifty percent of the bonus payable to each of Messrs. Wertheizer and Arieli under the 2014 Executive Bonus Plan was payable at the sole discretion of the compensation committee based on tangible and intangible individual performance goals as it considered appropriate. Such individual strategic performance goals were aimed to diversify and expand the company’s business to new growing markets while continuing to strengthen the company’s existing play in the cellular baseband space.

2014 Executive Bonus Plan—50% Based on Individual Performance Goals:

Individual Performance Target
Expand and strengthen the customer base in the markets of IoT, mobile, infrastructure, vision and audio by executing license agreements with semiconductor companies or OEMs, of which at least three new customers are tier one market players

Expand the licensable product portfolio by adding Wi-Fi and Bluetooth connectivity IPs by means of mergers and acquisition

Achieve specific research and development milestones by introducing at least one new licensable IP product and getting such product accepted by a tier one customer

Strengthen and maintain loyalty of, as well as retain, all of the company’s tier-one baseband customers

The compensation committee considered all the individual strategic performance goals set forth above in totality without assigning a particular weight to any individual strategic performance goal when determining whether bonuses associated with such goals were payable. The committee’s determination as to whether individual performance goals were met was subjective in nature.

The bonus payable to each of Messrs. Wertheizer and Arieli under the 2014 Executive Bonus Plan was capped at 83.33% and 58.33%, respectively, of each of their base salaries for 2014. Payment of bonuses (if any) would be made in 2015. Bonuses would be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Notwithstanding the general parameters of the 2014 Executive Bonus Plan, the compensation committee considered the small size of our management team and the benefits offered by some flexibility in the bonus plan and recognized that the long-term success of the company is achieved by the attainment of various strategic goals and not singular focus on specific financial metrics. As a result, the compensation committee concluded that in the event circumstances not in the ordinary course of business and unforeseen at the time of the establishment of 2014 Executive Bonus Plan arise, subject to the approval of the company’s board of directors, the compensation committee had the discretion, if it is deemed to be in the company’s best interests and the best interests of our stockholders, to (i) change the weightings applied to each of the financial performance targets, (ii) award all or a portion of such fifty percent of the cash bonus whether or not the financial performance targets were achieved, (iii) not award such fifty percent of the cash bonus or only a portion thereof notwithstanding the achievement of the financial performance targets or (iv) otherwise make adjustments to the metrics for awarding such fifty percent of the cash bonus. The compensation committee did not make any discretionary changes to the 2014 Executive Bonus Plan in 2014.

2014 Executive Bonus Plan Payments

In February 2015, the compensation committee approved a payment of 929,946 NIS (approximately $236,000 based on the currency exchange rate on the date of approval of the bonus) to Mr. Wertheizer and 409,619 NIS (approximately $104,000 based on the currency exchange rate on the date of approval of the bonus) to Mr. Arieli under the 2014 Executive Bonus Plan.

The determination by the compensation committee for such bonus payments is as follows:

2014 Executive Bonus Plan—50% Based on Financial Performance Targets:

Weighting	Financial Performance Target	Actual Financial Performance	Percentage over Target
75%	Licensing and related revenue target of $28 million	2014 licensing and related revenue was $28,348,000	1.2%

25%	Royalty revenue target of $21.4 million	2014 royalty revenue was $22,460,000	4.8%

Based on a linear calculation of the percentage that actual 2014 licensing and related revenue, and the royalty revenue exceeded the targets and the different weightings for the two targets, the compensation committee awarded bonuses representing 105% of the 50% of the bonuses based on financial goals to each of Messrs. Wertheizer and Arieli.

2014 Executive Bonus Plan—50% Based on Individual Performance Goals:

Individual Performance Target	Individual Performance Achievement
Expand and strengthen the customer base in the markets of IoT, mobile, infrastructure, vision and audio by executing license agreements with semiconductor companies or OEMs, of which at least three new customers are tier one market players	CEVA signed 36 license agreements, 32 of which were for non-baseband applications and 17 were with first time CEVA customers

Expand the licensable product portfolio by adding Wi-FI and Bluetooth connectivity IPs by means of mergers and acquisition	CEVA acquired RivieraWaves SAS, a leading licensor of Wi-Fi and Bluetooth technology, in July 2014

Achieve specific research and development milestones by introducing at least one new licensable IP product and getting such product accepted by a tier one customer	CEVA introduced new licensable IP products in three main categories: vision; voice, audio & sensing; and connectivity

Strengthen and maintain loyalty of, as well as retain, all of the company’s tier-one baseband customers	Continued significant relationships with all of CEVA’s key baseband customers, including its top three customers

Based on the above achievement of the individual performance goals, the compensation committee determined that 100% of the 50% of the bonuses based on individual strategic performance goals would be paid to each of Messrs. Wertheizer and Arieli.

Due to their strategic significance, CEVA believes that more detailed disclosure of the 2014 individual performance goals and different weightings would cause future competitive harm to CEVA because some of the goals are ongoing and the disclosure would reveal the priority CEVA places on certain revenue generating activities. Therefore the goals and weightings are not disclosed.

2015 Executive Bonus Plan

In March 2015, the compensation committee established a 2015 Executive Bonus Plan for Messrs. Wertheizer and Arieli, effective January 1, 2015 to December 31, 2015. The parameters of such plan were determined by the compensation committee, after consultation with the board of directors and Compensia. In consideration of the 2014 say-on-pay voting results, the 2015 Executive Bonus Plan diverges significantly from the 2014 Executive Bonus Plan in the following respects. The compensation committee believes that the updated 2015 Executive Bonus Plan is an important part of maintaining the overall competitiveness of our executive compensation program and serve as an effective device to motivate our executive officers to achieve the financial and strategic goals and objectives reflected in our annual operating plan, which are designed to further the creation of long-term stockholder value.

•

100% of the 2015 Executive Bonus Plan is based upon the company’s achievement of financial performance targets, consisting of a 2015 total revenues target and an annual non-GAAP fully diluted EPS target.

•

The bonus payable to Messrs. Wertheizer and Arieli is subject to two financial thresholds such that if the company fails to meet the financial thresholds in 2015, all or a portion of the bonus would not be payable.

•	The bonus payable to Messrs. Wertheizer and Arieli is subject to target and maximum award opportunities to further incentivize our executive officers.

Parameters of the 2015 Executive Bonus Plan are as follows:

Weighting	Financial Targets	Threshold for Receipt of Bonus	Linear Calculation from 90% to 100% of Target	Linear Calculation from 100% to 110% of Target
75%	2015 total revenue target	90% of 2015 total revenue target	If CEVA achieves 95% of the 2015 total revenue target, 95% of the bonus amount, which is subject to a 75% weighting, would be payable	For both financial targets, if actual result exceeds 100% of the target, every 1% increase of the target, up to 110%, would result in an increase of 3.5% for Mr. Wertheizer and an increase of 2.5% for Mr. Arieli. For example, if CEVA achieves 105% of the 2015 total revenue target, 117.5% of the bonus amount payable upon achievement of such target would be payable to Mr. Wertheizer and 112.5% to Mr. Arieli
25%	Annual non-GAAP fully diluted EPS target	100% of annual non-GAAP fully-diluted EPS target	N/A

Both financial goals are based on the company’s internal 2015 budget approved by the board.

Under the 2015 Executive Bonus Plan, the target annual cash incentive award opportunities for each of Messrs. Wertheizer and Arieli are established as a percentage of each such executive officer’s base salary for 2015. The target and maximum award opportunities for Messrs. Wertheizer and Arieli for 2015 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Gideon Wertheizer	70%	105%
Yaniv Arieli	50%	75%

Payment of bonuses (if any) would be made in 2016. Bonuses would be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Due to their strategic significance, CEVA believes that the disclosure of the 2015 total revenue target, and the non-GAAP fully diluted EPS target under the 2015 Executive Bonus Plan would cause future competitive harm to CEVA and therefore are not disclosed. In addition, CEVA believes the disclosure of the weightings that apply to the financial performance targets would cause future competitive harm since the weightings indicate the priority CEVA places on certain revenue generating activities and therefore are not disclosed.

Long-Term Incentive Compensation. Stock options and SARs are generally an element of the compensation packages for our executive officers. The compensation committee recognizes that stock options and SARs provide an incentive for our executive officers to maximize stockholder value because such options are rewards for our executive officers only to the extent that our stockholders also benefit. The compensation committee further believes that it is to our advantage to increase our executive officers’ interest in our future performance, as these employees share the primary responsibility for CEVA’s management and growth.

Compensation of Chief Executive Officer. The determination by the compensation committee of the remuneration of Mr. Wertheizer in 2014 generally was based upon methods consistent with those used for our other executive officers. The compensation committee believes that the salary and long-term incentive compensation paid to Mr. Wertheizer in 2014 were appropriate based on our compensation policy.

Compensation of Executive Vice President, Worldwide Sales. The annual cash compensation payable to Mr. Ohana is comprised of base salary, as determined in accordance with the criteria discussed above for all executive officers, and commission-based cash bonus payable quarterly based on the criteria discussed below.

The process for setting the annual revenue target for Mr. Ohana’s incentive plan begins with a discussion by our Chief Executive Officer and Chief Financial Officer of the strategic and operating plans for the relevant fiscal year. Our compensation committee reviews such objectives and subject to any further adjustments, approves them. The annual revenue target set for Mr. Ohana’s incentive plan generally requires significant effort by Mr. Ohana to achieve. For 2014, Mr. Ohana’s commission-based cash bonus was based on a formula using a 2014 annual revenue target of $53 million multiplied by a specified commission rate. A commission multiplier of 1.0 was applied to the commission rate based on 0% to 100% achievement of the 2014 annual revenue target. A commission multiplier of 1.5 was applied to the commission rate based on the achievement of the 2014 annual revenue target beyond 100%. The 2014 annual revenue target was based on the company’s internal 2014 budget as approved by our board of directors. In addition, Mr. Ohana was eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2013 annual revenue target were achieved. The specified quarterly revenue targets for 2014 were: (i) first quarter of 2014: $14 million; (ii) second quarter of 2014: $13 million; (iii) third quarter of 2014: $13.25 million; and (iv) fourth quarter of 2014: $13.75 million. Furthermore, Mr. Ohana was eligible to receive an additional bonus of $5,000 each time he successfully executed a license agreement with a specified strategic customer that exceeded $1 million, not including prepaid royalties. The 2014 strategic account bonus was capped at $20,000 if we failed to achieve the 2014 annual revenue target but Mr. Ohana would not be subject to any cap if the 2014 annual revenue target was achieved. Mr. Ohana’s bonus based on the achievement of the 2014 annual revenue target was capped at $125,000. The commission-based bonus was payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

For 2014, Mr. Ohana achieved 96% of his annual revenue target and his aggregate commission-based cash bonus was $155,000, comprised of $120,000 based on achievement of the 2014 annual revenue target, $15,000 based on the achievement of the 2014 quarterly revenue targets and $20,000 for execution of license agreements with strategic customers. Due to their strategic significance, the company believes that the disclosure of the commission rate and specified strategic customer accounts under Mr. Ohana’s 2014 incentive plan would cause future competitive harm to the company and are therefore not disclosed.

In March 2015, the compensation committee approved a 2015 Incentive Plan for Mr. Ohana, effective for January 1, 2015 to December 31, 2015. In accordance with Mr. Ohana’s 2015 Incentive Plan, which is substantially similar to Mr. Ohana’s 2014 Incentive Plan, his bonus is based on a formula using a specified 2015 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2015 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2015 annual revenue target beyond 100%. The 2015 annual revenue target is based on our internal 2015 budget approved by our board of directors. Mr. Ohana’s bonus based on the achievement of the 2015 annual revenue target is capped at $140,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2015 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2015 strategic account bonus is capped at $20,000 if the company fails to achieve the 2015 annual revenue target but Mr. Ohana would not be subject to any cap if the 2015 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, we believe that the disclosure of the 2015 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under Mr. Ohana’s 2015 Incentive Plan would cause future competitive harm to the company and therefore are not disclosed.

Equity Incentive Programs

We intend that our stock award program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option or SAR and the market price of our common stock, we have always believed that granting stock options or SARs is the best method of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. In order to promote a longer term management focus and to provide an incentive for continued employment with us, stock options and SARs generally become exercisable over a four-year period, with the exercise price being equal to the fair market value of our common stock on the date of grant. The size of the option or SAR grant made to each executive officer is based upon the following factors:

•	an evaluation of the executive officer’s past performance;

•	the total compensation being paid to the executive officer;

•	the anticipated value of the executive officer’s contribution to our future performance;

•	the executive officer’s scope of responsibility;

•	the executive officer’s current position with us;

•	the number of options or SARs awarded to the executive officer during previous fiscal years and the vesting status of such options or SARs;

•	comparability with option or SAR grants made to our other executive officers; and

•	comparability with option or SAR positions of similarly situated executive officers at peer companies.

Stock Option Awards Granted. We grant stock option awards to our executive officers and key employees based upon the criteria discussed above. However, there is no set formula for the granting of stock option awards to individual executive officers. Generally, stock options previously granted to our executive officers vest as to 25% of the grant on the first anniversary of the grant date with the remaining options vesting monthly over the next three years and expiring seven years from the grant date. No stock options were granted to our executive officers in 2014.

Stock Appreciation Right Awards Granted. Due to the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important for us to retain our executive officers and key employees, we realized that it is important that we explore the use of other forms of equity awards. In consideration of the advantages associated with lessening stockholder dilution, during 2012, we began to grant our executive officers stock appreciation rights, capped with a ceiling. The stock appreciation right confers upon our executive officers the right to stock appreciation over a preset price during a specified period of time. When the stock appreciation right is exercised, the appreciation amount is paid by the issuance of shares of our common stock.

Stock appreciation rights granted to our executive officers generally vest as to 25% of the grant on the first anniversary of the grant date with the remaining stock appreciation rights vesting monthly over the next three years and expiring seven years from the date of grant.

During 2014, no equity awards were granted to our executive officers.

Timing of Grants. Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. Equity incentive awards are not necessarily granted to each executive officer during each year. Grants of equity incentive awards to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee meeting following their hire date.

Executive Stock Ownership Guidelines. We do not currently require our executive officers to own a minimum number of shares of our common stock. The compensation committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Anti-Pledge/Hedging Policy

Pursuant to the company’s insider trading policy, executive officers of the company are prohibited from engaging in short-term or speculative securities transactions with respect to the our common stock, such as short sales, puts, calls and other exchange-traded derivatives, without prior consent of our compliance officer. Executive officers must also advise and discuss with our compliance officer the purchase of our securities on margin or holding our securities in a margin account or the pledging of our securities prior to engaging in such transactions. No executive officer has been approved for any transaction described in this paragraph, and we currently do not have any executive officers or directors with pledged company shares.

Retirement Benefits and Perquisites

We generally do not offer any retirement benefits to our executive officers located in Israel, except to the extent certain social benefits required pursuant to Israeli labor laws or are common practice in Israel, which are applicable to all Israeli employees, may substitute as retirement benefits. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to each of Messrs. Wertheizer and Arieli in 2014 are specified in the 2014 All Other Compensation Table on page 30 of this proxy statement.

In addition, we provide our U.S. employees, including Issachar Ohana, our only U.S.-based executive officer, with participation in our 401(k) plan. We provided a 100% match to any contribution made by participants to the 401(k) plan in 2014, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. The matching amount contributed by us to Mr. Ohana is shown in the 2014 All Other Compensation Table on page 30 of this proxy statement.

Employment Agreements and Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. Moreover, employment agreements are generally customary for employees residing in Israel. We have entered into employment agreements with our executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions. The employment agreements with our executive officers are described starting on page 32 of the proxy statement.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers resident in the U.S. Certain compensation, including qualified performance-based compensation, is not subject to the deduction limitation if certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limitation, if, among other things, the option was issued under a plan approved by the stockholders and such plan provides a limit on the number of shares that may be issued under the plan to any individual. Our 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and 2011 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under those plans will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Internal Revenue Code when the committee believes that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the executive officer’s performance. In addition, the compensation committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Section 162(m) is applicable only to Mr. Ohana as Messrs. Wertheizer and Arieli do not reside in the U.S.

Compensation Policies and Practices and Risk Management

Our compensation committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives and long-term equity awards.

•

Financial Performance Factors—Our annual cash bonus plan for 2015 uses companywide financial metrics based on the company’s internal budget approved by the board to focus our executive officers on the achievement of objectives for the overall benefit of the company.

•

Capped Cash Incentive Awards—Annual cash bonus incentive awards for 2015 are capped at 70% of target and 105% of maximum bonus opportunity for our chief executive officer and 50% and 75%, respectively, for our chief financial officer.

•	Multi-Year Vesting—Equity awards vest over multiple years requiring long-term commitment on the part of employees.

•	Competitive Positioning—The compensation committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

•	Corporate Governance Programs—We have implemented corporate governance guidelines, a code of conduct and other corporate governance measures and internal controls.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of CEVA, Inc.:

Zvi Limon (Chair)

Sven-Christer Nilsson

Louis Silver

2014 Summary Compensation

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and the only other executive officer whose total compensation in fiscal year 2014 exceeded $100,000 for the periods presented below. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Gideon Wertheizer Chief Executive Officer	2014	339,625	—	—	298,530	236,028	—	109,982		984,165
	2013	327,195	—	—	438,144	227,450	—	111,819		1,104,608
	2012	302,728	—	—	193,068	118,492	—	102,905		717,193

Yaniv Arieli Chief Financial Officer	2014	225,194	—	—	149,265	103,964	—	84,233		562,656
	2013	215,304	—	—	219,185	100,186	—	83,917		618,592
	2012	199,948	—	—	97,516	52,174	—	78,978		428,616

Issachar Ohana Executive Vice President, Worldwide Sales	2014	268,000	—	—	148,549	—	—	199,161	(5)	615,710
	2013	263,000	—	—	217,283	—	—	167,546	(5)	647,829
	2012	258,000	—	—	96,005	—	—	151,936	(5)	505,942

(1)	Messrs. Wertheizer’s and Arieli’s 2014, 2013 and 2012 base salaries and annual cash awards made pursuant to our 2014, 2013 and 2012 Executive Bonus Plans were denominated in New Israeli Shekel (NIS). The NIS amounts were translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual. The monthly base salaries of Messrs. Wertheizer and Arieli were NIS 96,900 and NIS 64,000, respectively, for 2012, and NIS 100,800 and NIS 66,600, respectively, effective July 1, 2013. The differences in base salaries for 2012, 2013 and 2014 shown in the table above for Messrs. Wertheizer and Arieli reflect currency exchange differences between the U.S. dollar and NIS in 2012, 2013 and 2014 as their base salaries are denominated in NIS, as well as the salary adjustments in 2013. Effective July 1, 2013, Mr. Ohana’s annual base salary was increased to $268,000.
(2)	The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”).
(3)	The amounts set forth relate to annual cash awards made pursuant to our 2014, 2013 and 2012 Executive Bonus Plans. For more information, see the discussion in the CD&A on page 19 under the caption “Annual Cash Award.”
(4)	See the table captioned “2014 All Other Compensation” below for greater detail.
(5)	The amounts set forth for Mr. Ohana includes commission-based cash bonus award made pursuant to Mr. Ohana’s 2014, 2013 and 2012 Incentive Plans. For more information, see the discussion in the CD&A on page 24 under the caption “Compensation of Executive Vice President, Worldwide Sales.”

2014 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2014. The NIS amounts relating to the 2014 all other compensation for Messrs. Wertheizer and Arieli are translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual.

Name	Perquisites and Other Personal Benefits ($)(1)	Car Allowance ($)(2)	Sales Commission ($)(3)	Israeli Social Benefits ($)(4)	Health Insurance Benefits ($)(5)	Company Contributions to 401(k) Plan ($)(6)	Study Fund ($)(7)	Israeli Social Insurance ($)(8)	Total ($)
Gideon Wertheizer	2,256	22,001	—	51,265	—	—	25,296	9,164	109,982
Yaniv Arieli	1,902	21,819	—	34,632	—	—	16,716	9,164	84,233
Issachar Ohana	—	—	154,882	—	28,679	15,600	—	—	199,161

(1)	See the table captioned “2014 Perquisites” below for greater detail.
(2)	As is customary in Israel applicable generally to all Israeli employees, we provide a car allowance for expenses relating to the use and maintenance of the car (excluding personal taxes on such benefit).
(3)	Relates to commission-based cash bonus award made pursuant to Mr. Ohana’s 2014 Incentive Plan.
(4)	Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly base salary (per specific criteria) of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment, taking into account the amounts already deposited in the insurance or pension fund. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. The amounts represent the above referenced contributions, as well as other Israeli social benefit-related contributions, we made on behalf of each of Messrs. Wertheizer and Arieli.
(5)	Represents the value of the health insurance benefits provided to Mr. Ohana and his family, including general health PPO program, vision, dental, disability and life insurance. Similar health insurance benefits generally are provided to all of our U.S.-based employees.
(6)	We provided our U.S. employees, including Mr. Ohana, our only U.S.-based executive officer, with a 100% match to any contribution made by the participants in our 401(k) plan in 2014, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. This amount represents the matching amount contributed by us to Mr. Ohana’s 401(k) account.
(7)	As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for an employee’s study and training purposes, which amounts contributed by us to Messrs. Wertheizer and Arieli in 2014 are as specified.
(8)	Based on Israeli labor laws, the Israeli Social Security Institute is entitled to monthly tax payments with an annual cap of $9,164 per employee paid by us for Messrs. Wertheizer and Arieli in 2014.

2014 Perquisites

The following table sets forth the perquisites provided to each of our named executive officers during fiscal year 2014.

Name	Meal Expenses ($)	Total Perquisites and Other Personal Benefits ($)
Gideon Wertheizer	2,256	2,256
Yaniv Arieli	1,902	1,902

Represents amounts for reimbursement of meal expenses incurred by each of Messrs. Wertheizer and Arieli for work-related purposes.

2014 Grants of Plan Based Awards

There were no equity awards granted to Messrs. Wertheizer, Arieli and Ohana in fiscal year 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information concerning the stock options and stock appreciation rights held by each of our named executive officers as of December 31, 2014. None of Messrs. Wertheizer, Arieli or Ohana had any stock awards outstanding at fiscal year-end 2014.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)(4)		Number of Securities Underlying Unexercised Options (#)(4)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(10)	Option Expiration Date
Name	Exercisable		Unexercisable
Gideon Wertheizer	37,917	(2)(5)	—		—	9.80	05/20/2015
	16,667	(2)(6)	—		—	8.03	06/01/2016
	58,750	(1)(7)	1,250	(1)(7)	—	24.17	01/31/2018
	36,250	(3)(8)	23,750	(3)(8)	—	15.54	07/31/2019
	26,249	(3)(9)	43,751	(3)(9)	—	16.20	06/11/2020

Yaniv Arieli	83,500	(2)(5)	—		—	9.80	05/20/2015
	25,000	(2)(6)	—		—	8.03	06/01/2016
	29,375	(1)(7)	625	(1)(7)	—	24.17	01/31/2018
	18,125	(3)(8)	11,875	(3)(8)	—	15.54	07/31/2019
	13,124	(3)(9)	21,876	(3)(9)	—	16.20	06/11/2020

Issachar Ohana	32,500	(2)(5)	—		—	9.80	05/20/2015
	20,514	(2)(6)	—		—	8.03	06/01/2016
	29,375	(1)(7)	625	(1)(7)	—	24.17	01/31/2018
	18,125	(3)(8)	11,875	(3)(8)	—	15.54	07/31/2019
	13,124	(3)(9)	21,876	(3)(9)	—	16.20	06/11/2020

(1)	The options were granted pursuant to our 2002 Stock Incentive Plan.
(2)	The options were granted pursuant to our 2000 Stock Incentive Plan.
(3)	The stock appreciate rights were granted pursuant to our 2011 Stock Incentive Plan.
(4)

Each option shall vest and become exercisable as to 25% of the underlying shares subject to the option on the first anniversary of the grant date and 1/48th each month thereafter. All options have a maximum term of 7 years.

(5)	Granted on 5/20/2008, vest and become exercisable as to 25% of the underlining shares subject to the option on 5/20/2009 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(6)	Granted on 6/1/2009, vest and become exercisable as to 25% of the underlining shares subject to the option on 6/1/2010 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(7)	Granted on 1/31/2011, vest and become exercisable as to 25% of the underlining shares subject to the option on 1/31/2012 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(8)

Granted on 7/31/2012, vest and become exercisable as to 25% of the underlining shares subject to the SAR grant on 7/31/2013 and 1/48th each month thereafter. The SARs have a maximum term of 7 years. The maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award is four hundred percent of the exercise price

(9)

Granted on 6/11/2013, vest and become exercisable as to 25% of the underlining shares subject to the SAR grant on 6/11/2014 and 1/48th each month thereafter. The SARs have a maximum term of 7 years. The maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award is four hundred percent of the exercise price

(10)	All stock options and stock appreciation rights were granted at fair market value on the grant date as reported on NASDAQ.

2014 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or SAR awards during 2014. None of our named executive officers has received any stock awards and therefore no shares were acquired upon vesting of any stock awards.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our Named Executive officers.

Employment Agreements

On November 1, 2002, we entered into employment agreements, as amended, with Messrs. Wertheizer and Ohana. Although each employment agreement is for an indefinite term, the employment of each of Messrs. Wertheizer and Ohana will be terminable at any time by us, other than for cause, upon the determination of our board of directors with not less than 30 days notice or by the individual with notice of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana. If our board of directors determines that a termination of employment is based on the failure by either Messrs. Wertheizer or Ohana, as applicable, to perform his reasonably assigned duties, we are required to give notice or a cure period of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana prior to termination. In the event of termination of employment (i) by us without cause, (ii) by either of Messrs. Wertheizer or Ohana for good reason (provided he gives notice to us and provides us with a cure period to correct the basis for the good reason termination), or (iii) by us or an acquiring or succeeding corporation after a change in control of our company, other than for cause, within 12 months after the change in control event, then either of Messrs. Wertheizer or Ohana, as applicable, would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years, and his options will vest in full; provided, that the provision of any such benefits is contingent upon the execution by either of Messrs. Wertheizer or Ohana, as applicable, a release in a form reasonably acceptable to us. If either of Messrs. Wertheizer or Ohana terminates his employment with us without good reason but after the provision of prior notice in accordance with the notice period requirements, irrespective of the date of the termination of actual employment, he would be entitled to compensation and benefits through the end of the notice period which is nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana. If the employment of either of Messrs. Wertheizer or Ohana is terminated by death, his options will vest in full.

On August 18, 2005, we entered into an employment agreement with Mr. Arieli. Upon the termination of his employment, Mr. Arieli will be entitled to severance benefits in accordance with the laws of the State of Israel. The employment agreement was effective as of August 1, 2007 and shall continue in effect until terminated in accordance with its terms. The employment of Mr. Arieli may be terminable at any time by either party and for any reason with six months prior written notice. If we terminate Mr. Arieli’s employment without providing the requisite notice period, Mr. Arieli will be entitled to an amount equal to six months of his then applicable monthly base salary. In May 2007, to provide consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then Mr. Arieli’s then outstanding options would vest in full. In November 2013, to provide further consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then he would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amount of compensation to each of Messrs. Wertheizer, Ohana and Arieli in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2014. The calculations for Messrs. Wertheizer and Arieli are based on the exchange rate of NIS into the U.S. dollars at December 31, 2014.

Name: Gideon Wertheizer	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	—	$233,273	$622,062	—	$622,062	$622,062
Vested/Unvested shares of our common stock options and stock appreciation rights (1)	—	—	$146,627	$146,627	$146,627	$146,627
Study fund	—	$19,432	$51,818	—	$51,818	$51,818
Israeli Social Benefits	—	$31,754	$84,678	—	$84,678	$84,678
Accrued Vacation Pay	$486,546	$486,546	$486,546	$486,546	$486,546	$486,546
Total	$486,546	$771,005	$1,391,731	$633,173	$1,391,731	$1,391,731

(1)	The value realized is based on the difference between the exercise price of the stock options or the base price of the stock appreciation rights and the closing price of our common stock on December 31, 2014 (the last trading day of fiscal 2014).

Name: Issachar Ohana	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	—	$134,000	$536,000	—	$536,000	$536,000
Vested/Unvested shares of our common stock options and stock appreciation rights (1)	—	—	$73,314	$73,314	$73,314	$73,314
Health Care	—	$14,340	$57,358	—	$57,358	$57,358
Accrued Vacation Pay	$104,108	$104,108	$104,108	$104,108	$104,108	$104,108
Total	$104,108	$252,448	$770,780	$177,422	$770,780	$770,780

(1)	The value realized is based on the difference between the exercise price of the stock options or the base price of the stock appreciation rights and the closing price of our common stock on December 31, 2014 (the last trading day of fiscal 2014).

Name: Yaniv Arieli	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	—	$102,751	$411,005	—	$411,005	$411,005
Vested/Unvested shares of our common stock options and stock appreciation rights (1)	—	—	$73,314	$73,314	$73,314	$73,314
Study fund	—	$7,706	$30,825	—	$30,825	$30,825
Israeli Social Benefits	—	$14,799	$59,197	—	$59,197	$59,197
Accrued Vacation Pay	$107,509	$107,509	$107,509	$107,509	$107,509	$107,509
Total	$107,509	$232,766	$681,851	$180,823	$681,851	$681,851

(1)	The value realized is based on the difference between the exercise price of the stock options or the base price of the stock appreciation rights and the closing price of our common stock on December 31, 2014 (the last trading day of fiscal 2014).

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee of our board of directors are Messrs. Limon, Nilsson and Silver. No member of this committee is a present or former officer or employee of CEVA or any of its subsidiaries. No executive officer of CEVA served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board.

Cash Compensation Paid to Board Members

Directors who are employees of CEVA do not receive any additional compensation for their services as directors. Directors who are not employees of CEVA are entitled to an annual retainer, payable in quarterly installments. The board annual retainer for all non-employee directors (other than the chairman) is $40,000. The chairman receives an annual retainer of $60,000, payable in quarterly installments of $15,000 each. In addition to the board annual retainer, committee meetings of a face-to-face nature and on a telephonic basis are compensated at the rate of $1,000 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Stock Option Program

Each of our non-employee directors is also entitled to participate in our Amended and Restated 2003 Director Stock Option Plan (the “Director Plan”) and 2011 Stock Incentive Plan. Pursuant to our Director Plan, each person who becomes a non-employee director shall automatically be granted an option to purchase 38,000 shares of common stock. On June 30 of each year beginning in 2004, each non-employee director will automatically be granted an option to purchase 13,000 shares of common stock if he has served on the board as of such date and an option to purchase 13,000 shares of common stock for each committee of the board on which he has served as chair person as of such date. The stock options to non-employee directors had a vesting schedule of four years with the first 25% vesting after the first anniversary of the grant date and the remainder vesting 25% each year thereafter. Mr. Wertheizer is not eligible to receive any additional compensation or option awards.

In October 2014, the compensation committee engaged a compensation consultant, Compensia, to perform a review of the compensation package for the company’s non-employee directors in relation to the company’s peer group and provide general industry data about director compensation. As a result of this review, the compensation committee determined to change the automatic equity award granted to the company’s non-employee directors each year on June 30st from 100% stock options to 50% stock options and 50% restricted stock units. The compensation committee also determined to change the vesting for such equity awards from a four-year vesting schedule to a full vesting of the equity award grant after the first anniversary of the grant date, which vesting schedule was more consistent with industry trends. Notwithstanding the change for current directors, the initial grant to a new director joining the company’s board of directors would be subject to the same four-year vesting schedule.

Director Stock Ownership Guidelines

Our board of directors believes that, in order to align the interests of directors and stockholders, directors should have a financial (equity) stake in the company. In February 2015, the compensation committee recommended and the board adopted a set of stock ownership guidelines for directors so as to align the directors’ interests with those of our stockholders. Pursuant to the guidelines, existing directors are required to own (personally and collectively with members of the director’s immediate family or with family trusts) by February 2, 2020, an amount of common stock with a fair market value equal to at least two times the total annual retainer cash compensation paid by the company for board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). Newly appointed or elected directors would have up to five years from the date of appointment or election to meet this requirement for stock ownership. For purposes of this ownership guideline, vested equity awards would be considered when determining a director’s stock ownership.

2014 Director Compensation Table

Name	Directorship Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Peter McManamon (2)	60,000	236,654	296,654
Eliyahu Ayalon (3)	40,000	110,328	150,328
Zvi Limon (4)	51,000	205,734	256,734
Bruce Mann (5)	40,000	110,929	150,929
Sven-Christer Nilsson (6)	52,000	109,875	161,875
Louis Silver (7)	52,000	219,750	271,750
Dan Tocatly (8)	40,000	110,328	150,328

(1)	The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718. In 2014, options granted to our non-employee directors were made pursuant to our Director Plan. Each option vests as to 25% of the shares underlying the option on each anniversary of the option grant date and expire no later than 10 years from the option grant date. Each option was granted at an exercise price equal to the fair market value of the common stock on the date of grant as reported on NASDAQ.
(2)	On June 30, 2014, Mr. McManamon was granted an option to purchase 28,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. McManamon had outstanding stock options to purchase 196,000 shares of our common stock.
(3)	On June 30, 2014, Mr. Ayalon was granted an option to purchase 13,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Ayalon had outstanding stock options to purchase 71,500 shares of our common stock.
(4)	On June 30, 2014, Mr. Limon was granted an option to purchase 26,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Limon had outstanding stock options to purchase 91,000 shares of our common stock.
(5)	On June 30, 2014, Mr. Mann was granted an option to purchase 13,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Mann had outstanding stock options to purchase 130,000 shares of our common stock.
(6)	On June 30, 2014, Mr. Nilsson was granted an option to purchase 13,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Nilsson had outstanding stock options to purchase 81,250 shares of our common stock.
(7)	On June 30, 2014, Mr. Silver was granted an option to purchase 26,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Silver had outstanding stock options to purchase 136,500 shares of our common stock.
(8)	On June 30, 2014, Mr. Tocatly was granted an option to purchase 13,000 shares of our common stock at $14.77 per share. As of March 5, 2015, Mr. Tocatly had outstanding stock options to purchase 52,000 shares of our common stock.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the below audit committee report shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

The audit committee of our board of directors is composed of four members; there are currently three members and one seat is currently vacant. The audit committee acts under a written charter, which is available for review on our website at www.ceva-dsp.com.

The audit committee has reviewed our audited financial statements for 2014 and has discussed these financial statements with our management and our independent auditors.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent auditors are responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

Our independent auditors also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. Our auditors are required annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on their independence. The audit committee has discussed with the auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2014. The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) and, based on our recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent auditors for the fiscal year ending December 31, 2015, subject to stockholder ratification.

By the Audit Committee of the Board of Directors of CEVA, Inc.

Louis Silver (Chair)

Zvi Limon

Sven-Christer Nilsson

Independent Auditors Fees and Other Matters

The following table summarizes the fees for professional services provided by Ernst & Young,* our independent auditors, billed to us for each of the last 2 fiscal years:

Fee Category	2013	2014
Audit Fees (1)	$207,500	$227,500
Audit-Related Fees (2)	—	$5,000
Tax Fees (3)	$104,896	$53,917
Other Fees (4)	—	$23,818

Total Fees	$312,396	$310,235

*	Fees are billed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
(1)	Audit fees consist of fees for the annual audit, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally and services related to internal control reviews and assistance with Section 404 internal control reporting requirements. Fees for services related to internal control reviews and assistance with Section 404 internal control reporting requirements are based on fees received to date and estimated fees yet to be billed.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services related to consultations and audits in connection with grant applications, transfer price studies, technical accounting issues, attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards generally, in relation to potential business transactions and in relation to compliance under the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).
(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services, including services for the RivieraWaves acquisition in 2014.
(4)	Other fees consisted of advisory services relating to RivieraWaves and the Approved Enterprise status of our programs in Israel.

All fees described above were approved by the audit committee of the board of directors.

Pre-Approval Policy and Procedures

The audit committee has adopted an audit and non-audit services pre-approval policy relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. Under this policy, in 2014, the audit committee pre-approved the provision by Ernst & Young of specified audit services, including the audit of CEVA’s consolidated financial statements for 2014, review of CEVA’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, audit of CEVA’s effectiveness of internal control over financial report and statutory audit and tax returns for the Israeli subsidiary. The audit committee also pre-approved the provision by Ernst & Young of specified audit related services, including services associated with SEC registration statements, consultation with company management about accounting or disclosure treatment of transactions or events and auditors’ confirmation on specific financial data. Furthermore, the audit committee also pre-approved the provision by Ernst & Young of specified tax related services, including international and domestic tax planning, advice and compliance, tax only valuation services, expatriate tax assistance and compliance, non-direct taxes consultation, relocation tax services and due diligent related services. The audit committee will add or subtract the list of general pre-approved services from time to time, based on subsequent determinations.

The audit committee may delegate to a subcommittee of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on, for informational purposes only, at the next meeting of the audit committee.

Both the audit committee and the independent auditor believe the implementation of this policy will not adversely affect the auditor’s independence.

PROPOSAL 2—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF 2002 EMPLOYEE STOCK PURCHASE PLAN

In March 2015, our board of directors approved, subject to stockholder approval, an amendment and restatement of our 2002 employee stock purchase plan (“Purchase Plan”) to increase the number of shares of common stock reserved for issuance under the Purchase Plan from 2,150,000 shares to 2,500,000 shares.

The purpose of the Purchase Plan is to provide employees of the company and its subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions. The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Accordingly, the provisions of the Purchase Plan will be construed so as to extend and limit participation in the Purchase Plan in a manner consistent with the requirements of the Code. The Purchase Plan is intended to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing those persons with equity ownership opportunities and performance-based incentives—thereby better aligning the interests of those persons with those of our stockholders. At December 31, 2014, we had 242 employees. Our number of employees increased in 2014 in comparison to 2013 as a result of the hiring of former RivieraWaves employees in connection with the acquisition of RivieraWaves in July 2014. This is one of the reasons why the board is recommending an increase in the Purchase Plan pool. Our board of directors believes that the amendment is necessary to assure that CEVA will have a sufficient reserve of common stock available for issuance under the Purchase Plan.

Subject to stockholder approval, we plan to register the additional 350,000 shares reserved under the Purchase Plan on a Registration Statement on Form S-8.

A general description of the principal terms of the Amended and Restated Purchase Plan as proposed is set forth below.

General Description

The Purchase Plan was adopted by our board of directors and approved by our stockholders in 2002. There are currently 2,150,000 shares of common stock reserved for issuance under the Purchase Plan. If the amendment and restatement of the Purchase Plan is approved by the stockholders, the number of shares of common stock reserved for issuance under the Purchase Plan will be increased by 350,000 shares from 2,150,000 shares to 2,500,000 shares. As of March 5, 2015, a total of 2,123,249 shares have been purchased under the Purchase Plan, and 26,751 shares of common stock remained available for purchase thereunder.

The number of shares of our common stock reserved for issuance under the Purchase Plan is also subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company.

The Purchase Plan is administered by our board of directors, or a committee of the board as designated by the board from time to time, which has the authority to determine the terms and conditions under which purchase rights are to be granted under the Purchase Plan for any offer period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan.

The purpose of the Purchase Plan is to provide our employees who participate in the Purchase Plan with an opportunity to purchase our common stock through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Our employees, including officers, and employees of our subsidiaries are eligible to participate in the Purchase Plan. Payroll deductions may be in amounts equal to or greater than 1% but not exceeding 10% (in whole percentage increments) of a participant’s compensation. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent during any offer period or purchase period.

Any person who is employed by the company or any subsidiary for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, provided that the employee is employed on the first day of an offer period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to us a subscription agreement authorizing payroll deductions at least five business days prior to the commencement of the applicable offer period.

Offer periods under the Purchase Plan will generally be overlapping periods of 24 months. Purchase periods will generally be six-month periods commencing on each February 1 and August 1. The exercise dates are the last day of each purchase period. In the event we merge with or into another corporation, sell all or substantially all of our assets, or enter into other transactions in which all of our stockholders before the transaction own less than 50% of the total combined voting power of our outstanding securities following the transaction, our board of directors or a committee designated by the board may elect to shorten the offer period then in progress. The maximum duration of an offer period is twenty-seven (27) months.

The price per share at which shares are sold under the Purchase Plan is equal to 85% of the fair market value of our common stock on the commencement date of the offer period or the last day of the purchase period, whichever is lower. The fair market value of the common stock on a given date is the closing sale price of the common stock on NASDAQ as of such date. The number of shares of common stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the company. We make no cash contributions to the Purchase Plan, but bear the expenses of administration.

At the beginning of an offer period, each participant will be granted the right to purchase the number of shares determined by dividing $50,000 by the fair market value on the offer period commencement date. No employee shall be granted a purchase right under the Purchase Plan (1) if immediately after the grant of the purchase right, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or a subsidiary of the company (including stock which may be purchased under the Purchase Plan or issued pursuant to any other options) or (2) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be carried over to the next purchase period or offer period, whichever applies, or returned to the participant, if the participant withdraws from the Purchase Plan.

A participant may increase or decrease the rate of his or her payroll deduction for the remainder of an offer period by filling out a change of status notice and delivering it to us (or our designee). The participant’s subscription agreement (as modified by any change of status notice) will remain in effect for the entire offer period and each subsequent offer period, unless the participant further modifies his subscription or terminates his participation in the Purchase Plan.

A participant’s interest in a given offer period may be terminated in whole, but not in part, by delivering to us a change of status notice which indicates the participant’s withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offer period. Any withdrawal by the participant of accumulated payroll deductions for a given offer period automatically terminates the participant’s interest in that offer period. If a participant withdraws from an offer period, payroll deductions will not resume at the beginning of the succeeding offer period unless the participant delivers to us a new subscription agreement. Alternatively, a participant may elect to terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the participant’s option under the then-current offering period.

No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by us as an election to withdraw from the Purchase Plan.

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares under the Purchase Plan and the price per share covered by each outstanding option. In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, each option under the Purchase Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the plan administrator determines, in the exercise of its sole discretion and in lieu of such assumption, to shorten the offer period then in progress by setting a new exercise date or an earlier date for termination of the offer period (the “New Exercise Date”). If the plan administrator shortens the offer period then in progress in lieu of assumption in the event of a sale of assets or merger as described above, the plan administrator shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the exercise date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the offer period.

Amendment and Termination of the Purchase Plan

The plan administrator may amend the Purchase Plan at any time or from time to time or may terminate the Purchase Plan without approval of the stockholders. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to purchase rights granted to residents therein, we will obtain stockholder approval of any amendment to the Purchase Plan in such a manner and to such a degree as required. No action by the plan administrator or stockholders may alter or impair any option previously granted under the Purchase Plan without the consent of affected participants, provided that the Purchase Plan or any one or more offer periods may be terminated by the plan administrator on any exercise date or by the plan administrator establishing a new exercise date with respect to any offer period then in progress if the plan administrator determines that the termination of the Purchase Plan or such one or more offer periods is in the best interests of the company and its stockholders. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the plan administrator is entitled to limit the frequency and/or number of changes in the amount withheld during offer periods, change the length of purchase periods within any offer period, change the length of subsequent offer periods, determine whether subsequent offer periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable and which are consistent with the Purchase Plan. The Purchase Plan will remain in effect until terminated by the board.

Amended Purchase Plan Benefits.

The benefits to be received by our employees pursuant to the amended and restated Purchase Plan are not determinable at this time.

The following table sets forth information with respect to purchases under the Purchase Plan during the fiscal year ended December 31, 2014. The executive group in 2014 consisted of Messrs. Wertheizer, Arieli and Ohana. The non-executive director group consisted of Messrs. Ayalon, Limon, Mann, McManamon, Nilsson, Silver and Tocatly. Please note, however, that non-employee directors are not allowed to participate in the Purchase Plan.

Identity of Group	Purchases	% of Total Purchases (1)	Weighted Average Purchase Price Per Share
Gideon Wertheizer Chief Executive Officer	1,871	1.6%	$12.2
Yaniv Arieli Chief Financial Officer	1,806	1.6%	$12.4
Issachar Ohana Executive Vice President, World Wide Sales	1,766	1.5%	$12.3
Executive Group	5,443	4.7%	$12.3
Non-Executive Director Group	—	—	—
Non-Executive Employee Group	110,521	95.3%	$12.4

(1)	Based on a total of 115,964 shares of common stock purchased under the Purchase Plan during the fiscal year ended December 31, 2014.

Certain Federal Income Tax Information

The following summarizes the federal income tax consequences of participation under the Purchase Plan and certain tax effects to the company based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the Purchase Plan is strongly urged to consult with his or her tax advisor regarding participation in the Purchase Plan.

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or purchase of shares. Amounts deducted from a participant’s pay under the Purchase Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of such sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of the offering period, and any additional gain upon the disposition will be taxed as long-term capital gain. If the shares are disposed of before the expiration of the 2-year and 1-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

There is no income or employment tax withholding required upon the purchase or disposition of the shares by a participant.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant of the purchase right or within one year of the date of purchase (subject to the requirements of reasonableness). We are required to report to the United States Internal Revenue Service any ordinary income recognized by a participant as a result of a disposition if such information is available to us.

OUR BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR GRANT UNDER THE PLAN FROM 2,150,000 SHARES TO 2,500,000 SHARES IS IN THE BEST INTERESTS OF BOTH OUR STOCKHOLDERS AND THE COMPANY AND RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 4—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Securities Exchange Act of 1934, as amended, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2014 annual meeting of stockholders. At our 2014 annual meeting, our stockholders approved the proposal with approximately 70% of the votes cast voting in favor of the proposal. Our board of directors and our compensation committee value the opinions of our stockholders. In consideration of the 2014 say-on-pay voting results and industry trend to move away from a formula that includes an explicit discretionary element, the 2015 Executive Bonus Plan diverges significantly from the 2014 Executive Bonus Plan by removing all discretionary components to the 2015 plan. The compensation committee believes that the updated 2015 Executive Bonus Plan is an important part of maintaining the overall competitiveness of our executive compensation program and serve as an effective device to motivate our executive officers to achieve the financial and strategic goals and objectives reflected in our annual operating plan, which are designed to further the creation of long-term stockholder value. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•

We provide a significant part of executive compensation in the form of performance based incentives. Our compensation committee established a 2015 Executive Bonus Plan whereby bonuses are awarded under the plan based on achievement of the company’s financial goals based on an annual budget approved by our board. The goals under the performance-based bonus plans are generally challenging. Bonuses under the performance-based plan are capped and a significant portion of the bonuses would not be payable for a particular year if the company fails to achieve the specified financial goals.

•

100% of the 2015 Executive Bonus Plan is based upon the company’s achievement of financial performance targets, consisting of a 2015 total revenues target and an annual non-GAAP fully diluted EPS target.

•

The bonus payable to Messrs. Wertheizer and Arieli is subject to two financial thresholds such that if the company fails to meet the financial thresholds in 2015, all or a portion of the bonus would not be payable.

•	The bonus payable to Messrs. Wertheizer and Arieli is subject to target and maximum award opportunities to further incentivize our executive officers.

•

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually based on a performance-based bonus plan established for that year, and long-term incentive award, currently in the form of stock appreciation rights, which again may or may not be awarded annually at the discretion of our compensation committee.

•

We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases. There were no base salary increases in 2014. Based on input from Compensia, the compensation committee approved an increase to the annual base salaries of Messrs. Wertheizer, Arieli and Ohana, effective as of January 1, 2015, to U.S.$375,000 (to be translated to NIS), U.S.$250,000 (to be translated to NIS) and U.S.$281,400, respectively.

•

A significant portion of our named executive officers’ compensation is in the form of long-term incentive awards, currently consisting of stock appreciation rights. Such stock appreciation rights only vest 25% on the first anniversary of the grant date and the remaining stock appreciation rights vest monthly over the following three years. Moreover, our compensation committee generally takes a conservative approach on grants of long-term incentive awards. Prior stock appreciation right awards were capped—the maximum number of shares of our common stock issuable upon exercise of the stock appreciation right award is four hundred percent of the exercise price. Furthermore, no equity based awards were granted to executive offices in 2014.

•	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

•	We do not provide tax gross-ups to our named executive officers.

•	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

•	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

•	The only prerequisite offered to our U.S.-based named executive officer is participating in and matching under our 401(k) plan, a prerequisite provided to all U.S. employees.

•

Our compensation committee is updated on compensation best practices and trends. The committee from time to time, as appropriate, engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, our compensation committee or our board of directors. Our compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 4.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2015 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING AND

NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS

Pursuant to Rule 14a-8 under the Exchange Act and our by-laws, any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders, including nomination of directors, must be submitted to our office at CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043, Attention: Corporate Secretary, no later than December 11, 2015.

The proxies to be solicited by our board of directors for the 2016 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 24, 2016.

In addition to providing timely advanced notice of any matter a stockholder wishes to present at an annual meeting of stockholders, with respect to general stockholder proposals, the stockholder also must submit the following relevant information in writing with respect to the proposal to the attention of our corporate secretary at our principle executive offices: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of our common stock (each, a “Relevant Hedge Transaction”), (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our common stock, whether or not such instrument or right shall be subject to settlement in the underlying common stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of our common stock (a “Derivative Instrument”), (b) any rights to dividends on the shares of our common stock owned beneficially by such stockholder that are separated or separable from the underlying common stock, (c) any proportionate interest in shares of our common stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a partner or, directly or indirectly, beneficially owns an interest in a partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his or her capacity as a proponent to a stockholder proposal. A “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our common stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. Subject to any exclusions permitted by applicable law, only stockholder proposals submitted in accordance with the above requirements will be presented at any annual meeting. The chairman of the meeting may, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he may declare at the meeting that any such business not properly brought before the meeting will not be transacted.

With respect to recommendations of director nominee(s), in addition to providing timely advanced notice of any matter stockholders wish to present at an annual meeting of stockholders, the stockholder must submit the following relevant information in writing to the attention of our corporate secretary at our principle executive offices: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our common stock which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the information set forth in the above paragraph relating to general stockholder proposals. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please call or write us at the following address or phone number: CEVA, Inc., 1943 Landings Drive, Mountain View, California 94043, Attention: Corporate Secretary, (650) 417-7900, ir@ceva-dsp.com. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you have received multiple copies and in the future would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

OTHER MATTERS

Our board of directors presently knows of no other business that will be presented for consideration at the annual meeting other than those described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

It is important that proxies be cast promptly. Therefore, stockholders are requested to cast their proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not they expect to attend the meeting in person. If you request a paper proxy card, please complete, date, and sign the form of proxy and return it promptly in the envelope provided.

By order of the board of directors,

/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 9, 2015

Mountain View, California

PROXY

CEVA, INC.

ANNUAL MEETING OF STOCKHOLDERS May 20, 2015

This Proxy is solicited on behalf of the Board of Directors of CEVA, Inc. (the “Company”)

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoint(s) Gideon Wertheizer and Yaniv Arieli (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Wednesday, May 20, 2015, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

In their discretion, the proxies are authorized to vote upon such other matters which may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2014 annual report are available at HTTP://materials.proxyvote.com/157210.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

CEVA, INC.

May 20, 2015

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒.

1.	To elect eight directors as specifically set forth below:

NOMINEES

Eliyahu Ayalon:  ☐     Zvi Limon:  ☐    Bruce A. Mann:   ☐    Peter McManamon:  ☐

Sven-Christer Nilsson:  ☐    Louis Silver:  ☐    Dan Tocatly:  ☐    Gideon Wertheizer:  ☐

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority as shown here:  ☒

2.	To approve an amendment and restatement of the 2002 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,150,000 shares to 2,500,000 shares.

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

3.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2015.

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

4.	Advisory vote to approve named executive officer compensation.

☐  FOR  ☐  AGAINST  ☐  ABSTAIN

The shares of common stock of CEVA, Inc. represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified herein, this proxy will be voted for each of the above named director nominees, for proposals 2, 3 and 4 and in the discretion of the proxy holders as to any other matters that may properly come before the meeting.

Please vote, date, sign and return promptly in the enclosed postage pre-paid envelope.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2014 Annual Report.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder sign	Date:

ANNUAL MEETING OF STOCKHOLDERS OF

CEVA, INC.

May 20, 2015

Note: Please sign exactly as the name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.